Exhibit 5.1

[Letterhead of Camden National Corporation]

October 31, 2024

Camden National Corporation,
2 Elm Street,
Camden, Maine 04843.

Ladies and Gentlemen:

This opinion is being rendered in my capacity as Senior Vice President, General Counsel and Corporate Secretary of Camden National Corporation, a Maine corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of 2,283,869 shares (the “Securities”) of common stock, no par value per share, of the Company.

In my capacity as general counsel of the Company, I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. In this examination, I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me (or counsel acting under my supervision) as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals of such copies, assumptions which I have not independently verified.

Upon the basis of such examination, it is my opinion that, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of September 9, 2024, by and between the Company and Northway Financial, Inc., a New Hampshire corporation, as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maine, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Brandon Y. Boey